Exhibit (a)(1)(J)

NEWS RELEASE

CONTACTS:	ALLERGAN:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558

TOBIRA:
Investors:
Ian Clements, Ph.D.
(650) 351-5013

Media:
Brewlife
Kelly Boothe, Ph.D.
(415) 946-1076

Allergan and Tobira Therapeutics Announce Early Termination of

Hart-Scott-Rodino Waiting Period for Allergan’s Proposed

Acquisition of Tobira

DUBLIN, and SOUTH SAN FRANCISCO, Calif. – Oct. 19, 2016 /PRNewswire/ – Allergan plc (NYSE: AGN), a leading global pharmaceutical company, and Tobira Therapeutics, Inc. (NASDAQ:TBRA), a clinical-stage biopharmaceutical company focused on developing and commercializing therapies for non-alcoholic steatohepatitis (NASH) and other liver diseases, today announced that the U.S. Federal Trade Commission (“FTC”) has granted early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), with respect to Allergan’s pending acquisition of Tobira.

The early termination of the HSR waiting period satisfies one of the conditions to the closing of the pending acquisition, which remains subject to other customary closing conditions. Both companies expect the transaction to be completed by the end of 2016.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceuticals, devices and biologic products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women’s health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, the Company’s R&D model, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. This approach has led to Allergan building one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs in development.

Our Company’s success is powered by our more than 15,000 global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what it is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live healthier lives every day.

For more information, visit Allergan’s website at www.Allergan.com.

About Tobira Therapeutics

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of therapies for non-alcoholic steatohepatitis (NASH) and other liver diseases. The company’s lead product candidate, cenicriviroc (CVC), is a first-in-class immunomodulator and dual inhibitor of CCR2 and CCR5 in late-stage development for the treatment of NASH, a serious liver disease that can progress to cirrhosis, liver cancer and liver failure. CVC is also being investigated to address primary sclerosing cholangitis (PSC), a disease which causes inflammation and scarring of the bile ducts, eventually leading to serious liver damage. Tobira’s pipeline also includes evogliptin, a selective DPP-4 inhibitor, which it plans to develop for NASH in combination with CVC. Learn more about Tobira at www.tobiratx.com.

Tobira® is a registered trademark owned by Tobira Therapeutics, Inc.

Allergan Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; the ability of Allergan to complete the acquisition of Tobira; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (such periodic public filings having been filed under the “Actavis plc” name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

Tobira Cautionary Statement Regarding Forward-Looking Statements

All of the statements in this press release, other than historical facts, are forward-looking statements, including, without limitation, the statements made concerning Allergan’s pending acquisition of Tobira. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to Tobira’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of Tobira. Among others, the following factors could cause actual results to differ materially from those set forth in the forward-looking statements: (i) uncertainties as to how many Tobira stockholders will tender their shares of Tobira common stock in the tender offer; (ii) the possibility that competing offers will be made; (iii) the possibility that various closing conditions for the transaction may not be satisfied or waived; (iv) the risk that the merger agreement with Allergan may be terminated in circumstances requiring Tobira to pay Allergan a termination fee; (v) risks related to obtaining the requisite consents to the transaction, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (vi) the possibility that the transaction may not be timely completed, if at all; and (vii) that, prior to the completion of the transaction, if at all, Tobira’s business may experience significant disruptions due to transaction-related uncertainty. Other factors that could cause actual results to differ materially include those set forth in Tobira’s SEC reports, including, without limitation, the risks described in Tobira’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016. Tobira assumes no obligation and does not intend to update these forward-looking statements, except as expressly required by law.

Notice to Investors

The description contained in this press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Tobira common stock are only being made pursuant to an offer to purchase and related materials that Allergan first filed with the Securities and Exchange Commission on October 3, 2016. Tobira has also filed a solicitation/ recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. Additionally, Tobira and Allergan have filed and may in the future file other relevant materials in connection with the proposed acquisition of Tobira by Allergan pursuant to the terms of the merger agreement. All of these materials (and all other materials filed by Tobira with the Securities and Exchange Commission) are available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents may be obtained by directing a request to Allergan’s Investor Relations Department at (862) 261-7488. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by Tobira by contacting Tobira Investor Relations at (650) 351-5013.

INVESTORS AND STOCKHOLDERS OF TOBIRA ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH HAS BEEN AND MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER OR MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.